Sunshine Bancorp

Press Release: For Immediate Release

Media Contact:
Brent Smith
SVP, Corporate Development
(813) 659 - 8626

Sunshine Bancorp, Inc. Announces the Purchase of
Two Sarasota and Bradenton Branches from First Federal Bank of Florida

Plant City, FL (July 17, 2015) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, today announced that Sunshine Bank has entered into a branch purchase agreement pursuant to which the bank will purchase two of three branch offices from First Federal Bank of Florida in Sarasota and Manatee counties.  The branches offices are located in Bradenton and Sarasota, Florida.  The third branch is expected to be consolidated into the other two branches prior to the closing of this transaction.  The purchase is expected to add approximately $56.4 million in deposits for a deposit premium of 1.80% and $8.3 million in loans at par value.  Sunshine Bank has also agreed to purchase the real estate property and some selected fixed assets associated with the branches.  The transaction is expected to close in the fourth quarter of 2015, subject to regulatory approvals and satisfaction of customary closing conditions.

“We are excited to welcome employees and customers to the Sunshine Bank family as we remain focused on building a strong relationship-based banking franchise in vibrant communities like these,” said Andrew Samuel, President and CEO. “As a result of the transaction, our customers will experience enhanced products, services, and technology, as well as access to more banking locations for convenience.”

“Purchasing these two branches in Manatee and Sarasota counties continues our branch network expansion, supports our multi-year strategic plan, and enhances shareholder value. Both financial institutions are committed to providing a smooth transition with minimal impact for customers and employees.”

Subsequent to the purchase, Sunshine’s franchise will include ten branches and two loan production offices, stretching across Orlando, Tampa, and Sarasota.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Sunshine undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. Sunshine Bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and nine additional offices in Hillsborough, Orange, Pasco, and Polk Counties. Sunshine provides financial services to individuals, families and businesses primarily located in Hillsborough, Orange, Pasco, Polk Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit Sunshine’s website www.mysunshinebank.com.